EXHIBIT 99.1

NON-STATUTORY STOCK OPTION GRANT AGREEMENT

UNDER THE RACING CHAMPIONS ERTL CORPORATION
STOCK INCENTIVE PLAN

    THIS AGREEMENT, dated as of _____________ (the date of grant), is between _______________ ("Employee") and RC2 CORPORATION, a Delaware corporation (the "Company").

RECITALS
    A.    The Company adopted the Racing Champions Ertl Corporation Stock Incentive Plan (the "Plan"), which was approved by its Board of Directors (the "Board") and stockholders on April 8, 1997.

    B.    The Board has designated Employee as a participant in the Plan.

    C.    Pursuant to the Plan, Employee and the Company desire to enter into this Agreement setting forth the terms and conditions of the options granted to Employee under the Plan.

AGREEMENTS

    The Employee and the Company agree as follows:

    1.    Grant of Stock Option. The Company grants to Employee the right and option (hereinafter referred to as the "Option") to purchase all or any part of up to ________ shares of the Company's Common Stock (the "Option Shares") on the terms and conditions set forth below and in the Plan.

    2.    Option Price. The purchase price of the Option Shares shall be $_____ per share.

    3.    Period of Exercise. Except as provided under the Plan, unless the Option is terminated, Employee may exercise this Option for up to, but not in excess of, the percent of shares of Common Stock subject to the Option during the periods specified below:

Percentage of Shares of Common Stock	On or After

20%	February __, 2006
40%	February __, 2007
60%	February __, 2008
80%	February __, 2009
100%	February __, 2010

        Employee's right to exercise the Option expires ten years from the date of grant (the "Option Period").

    4.    Definitions. Unless provided to the contrary in this Agreement, the definitions of the Plan and any Amendments to the Plan shall apply to this Agreement.

    5.    Option Designation. The option granted is a Non-Statutory Stock Option in accordance with Article VII of the Plan.

    6.    Change in Capital Structure. The Option rights and exercise price of such Option rights will be adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition or other change in the capital structure of the Company as determined by the Board of Directors in accordance with the Plan.

        In the event of a Change in Control of the Company, as defined in the Plan, the Option will remain exercisable (subject to the expiration date of the Option) as provided in the Plan.

    7.    Nontransferability of Option. Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by him.

    8.    Delivery by the Company. As soon as practicable after receipt of all items referred to in Article VII of the Plan and any payment required by Article VII of the Plan, the Company shall deliver to the Employee certificate(s) issued in Employee's name for the number of Option Shares purchased by exercise of the Option. If delivery is by mail, delivery of Option Shares shall be deemed effected when the stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Employee.

    9.    Addresses. All notices or statements required to be given to either party hereto shall be in writing and shall be personally delivered or sent, in the case of the Company, to its principal business office and, in the case of Employee, to his address as shown on the records of the Company or to such address as Employee designates in writing. Notice of any change of address shall be sent to the other party by registered or certified mail. It shall be conclusively presumed that any notice or statement properly addressed and mailed bearing the required postage stamps has been delivered to the party to which it is addressed.

    10.    Restrictions Imposed by Law. Notwithstanding any other provision of this Agreement, Employee agrees that he shall not exercise the Option and that the Company will not be obligated to deliver any shares of Common Stock or make any cash payment if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Common Stock is listed. The Company shall in no event be obliged to take any affirmative action in order to cause the exercise of the Option or the resulting delivery of shares of Common Stock or other payment to comply with any law or regulation of any governmental authority.

    11.    Employment. Nothing in this Agreement or the Plan shall limit the right of the Company or any parent or subsidiary to terminate the Employee's employment or otherwise impose any obligation to employ the Employee.

    12.    Governing Law. This Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

    13.    Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan and shall prevail.

EMPLOYEE:

________________________________

RC2 CORPORATION

BY______________________________